Exhibit 4.2

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 1, 2017, among ISLE OF CAPRI CASINOS LLC, a Delaware limited liability company, BLACK HAWK HOLDINGS, L.L.C., a Colorado limited liability company, CCSC/BLACKHAWK, INC., a Colorado corporation, IC HOLDINGS COLORADO, INC., a Colorado corporation, IOC – BLACK HAWK DISTRIBUTION COMPANY, LLC, a Colorado limited liability company, ISLE OF CAPRI BLACK HAWK, L.L.C., a Colorado limited liability company, IOC – BOONVILLE, INC., a Nevada corporation, IOC – CARUTHERSVILLE, LLC, a Missouri limited liability company, IOC – KANSAS CITY, INC., a Missouri corporation, IOC – CAPE GIRARDEAU LLC (f/k/a Midwest Region Development, LLC), a Missouri limited liability company, IOC – LULA, INC. a Mississippi corporation, RAINBOW CASINO – VICKSBURG PARTNERSHIP, L.P., a Mississippi limited partnership, IOC BLACK HAWK COUNTY, INC., an Iowa corporation, ISLE OF CAPRI BETTENDORF, L.C., an Iowa limited-liability company, IOC HOLDINGS, L.L.C., a Louisiana limited liability company, ST. CHARLES GAMING COMPANY, L.L.C., a Louisiana limited liability company, IOC – VICKSBURG, INC., a Delaware corporation, IOC – VICKSBURG, L.L.C., a Delaware limited liability company, PPI, INC., a Florida corporation, and POMPANO PARK HOLDINGS, LLC, a Florida limited liability company (collectively, the “Guaranteeing Subsidiaries”), each a subsidiary of Eldorado Resorts, Inc. (or its permitted successor), a Nevada corporation (the “Company”), the Company and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended by that certain First Supplemental Indenture dated as of December 16, 2015, that certain Second Supplemental Indenture dated as of May 26, 2016 and that certain Third Supplemental Indenture, dated as of March 16, 2017, and as may be further amended, supplemented, or otherwise modified, the “Indenture”), dated as of July 23, 2015 providing for the issuance of 7% Senior Notes due 2023 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: May 1, 2017,

ISLE OF CAPRI CASINOS LLC

BLACK HAWK HOLDINGS, L.L.C.

IC HOLDINGS COLORADO, INC.

CCSC/BLACKHAWK, INC.

ISLE OF CAPRI BLACK HAWK, L.L.C.

IOC – BLACK HAWK DISTRIBUTION COMPANY, LLC

IOC BLACK HAWK COUNTY, INC.

ISLE OF CAPRI BETTENDORF, L.C.

PPI, INC.

POMPANO PARK HOLDINGS, L.L.C.

IOC – LULA, INC.

IOC – KANSAS CITY, INC.

IOC – BOONVILLE, INC.

IOC – CARUTHERSVILLE, LLC

IOC – CAPE GIRARDEAU LLC

IOC – VICKSBURG, INC.

IOC – VICKSBURG, L.L.C.

RAINBOW CASINO – VICKSBURG PARTNERSHIP, L.P.

IOC HOLDINGS, L.L.C.

ST. CHARLES GAMING COMPANY, L.L.C.

By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Authorized Officer

ELDORADO RESORTS, INC.

By:	/s/ Gary L. Carano
	Name:	Gary L. Carano
	Title:	Chief Executive Officer

[Signature Page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:	/s/ Michael M. Hopkins
	Name:	Michael M. Hopkins
	Title:	Vice President

[Signature Page to Supplemental Indenture]